DISTRIBUTION AND SUPPORT AGREEMENT

This Distribution and Support Agreement (the "**Agreement**"), dated as of June , 2017, by and between OptMed, Inc. a Delaware corporation having its principal place of business at 745 Fifth Avenue, Suite 500, New York, New York 10151 ("**OptMed**"), and Jiangsu Synecoun Medical Technology Co., Ltd., a limited liability company organized under the laws of the People's Republic of China having its principal place of business at G50, the Fourth Workshop, China Medical City, Taizhou, Jiangsu, China ("**Synecoun**," and together with OptMed, the "**Parties**." and each, a "**Party**").

W I T N E S S E T H:

WHEREAS, OptMed has developed and has obtained 510(k) marketing approval from the United States Food and Drug Administration for the Product; and

WHEREAS, Synecoun desires to obtain exclusive distribution rights to the Product in the Territory;

WHEREAS, in consideration of the grant of the distribution rights pursuant to this Agreement, Synecoun is willing to provide the services necessary to obtaining regulatory approval to market the Product in the Territory; and

WHEREAS, upon receipt of regulatory approval in the Territory, Synecoun wishes to purchase the Product from OptMed and distribute the Product in the Territory on and subject to the terms and conditions of this Agreement; and

WHEREAS, OptMed wishes to sell the Products to Synecoun and appoint Synecoun as the exclusive distributor in the Territory under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set out herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms have the meanings set out in this Section, or in the Section in which they first appear in this Agreement.

"**Action**" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or other, whether at law, in equity or otherwise.

"**Affiliate**" of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, this Person.

"**Agreement**" means this Agreement, as the same may be amended from time to time.

"**Business Day**" means any day except Saturday, Sunday, or a United States federal holiday or other date on which banks in the City and State of New York are authorized or required to be closed for some or all of a normal business day.

"**CFDA**" means the Food and Drug Administration of the People's Republic of China.

"**Clinical Trials**" means the testing required to establish the safety, efficacy and performance of the Product on human subjects in accordance with an approved protocol.

"**Competitive Product**" means any product which is used as a liquid tissue adhesive for wound closure, skin tears, skin protectant and chronic wounds.

"**Confidential Information**" means any proprietary information which is disclosed by OptMed to Synecoun in connection with this Agreement, and includes Know-how and Know-How Documentation.

"**Control**" (and with correlative meanings, the terms "Controlled by" and "under common Control with") means, regarding any Person, the ownership of at least one-third of the voting equity of such Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership of voting securities, by contract, or otherwise.

"**Customer**" means a purchaser that is (a) a Reseller located in the Territory who purchases Products for resale to End Users or (b) an End User.

"**Disclosing Party**" has the meaning set forth in Section 9.01.

"**Effective Date**" means the date of on which OptMed receives the initial payment of $1,250,000 pursuant to the Subscription Agreement.

"**End User**" means the final purchaser that (a) is a Medical Facility that uses the Products for treatment of patients and not as a distributor, value-added or other reseller, sales or marketing agent or other similar capacity whereby the customer provides for the subsequent resale of the Product to a third party and (b) is a Person located in the Territory.

"**Enhanced Product**" shall mean any changes or modifications of the BondEase® topical skin adhesive which OptMed develops to enhance the properties of the Product or to enable the use of the Product for different clinical indications.

"**FDA**" means the United States Food and Drug Administration.

"**Forecast**" has the meaning set forth in Section 4.06(a).

"**Good Manufacturing Practices**" means the applicable United States laws, regulations, practices, pharmaceutical and medical device industry standards and requirements in force from time to time during the Term that apply to the manufacturing of the Product, including, without limitation, the requirements of the Federal Food, Drug, and Cosmetic Act and FDA guidance

documents or, with respect to the People's Republic of China, the applicable Laws and the regulations and guidance documents of the CFDA.

"**Governmental Authority**" means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of the government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority, or quasi-governmental authority (to the extent that the rules, regulations, or orders of this organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction, including the CFDA and the Taiwan FDA.

"**Governmental Order**" means any order, writ, judgment, injunction, decree, stipulation, award, or determination entered by or with any Governmental Authority.

"**Indemnification Claim**" means any Action or portion thereof brought against Synecoun based solely on a claim that the Product infringes on the Proprietary Rights of others.

"**Initial Term**" has the meaning set forth in Section 7.01.

"**Intellectual Property Rights**" means all industrial and other intellectual property rights comprising or relating to: (a) Patents; (b) Trademarks; (c) Know-How and Know-How Documentation; (d) internet domain names, whether or not Trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, website, and URLs; (e) works of authorship, expressions, designs, and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software, and firmware, data, data files, and databases and other specifications and documentation; (f) Trade Secrets; and (f) all industrial and other intellectual property rights, and all rights, interests, and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, these rights or forms of protection under the Laws of any jurisdiction throughout in any part of the world.

"**Know-How**" shall include, but not be limited to, any proprietary know-how, use and applications know-how, technical information, product formulae and formulations, ingredients and the sources of the ingredients, inventions, manufacturing processes, data, techniques, technology, toxicological and ecological data and information, Trade Secrets and similar information and materials recording or evidencing OptMed's proprietary expertise relating to the Product, regardless of whether such information is patentable; any information or other information contained in any patent application in any country, regardless of whether a patent is ever issued with respect to such application, results of studies and surveys, in any stage of development, including, without limitation, modifications, enhancements, designs, concepts, techniques, methods, ideas, flow charts and all other proprietary and technical information, material and developments relating to any Product developed or to be developed by or for OptMed or otherwise owned by OptMed and including any such know-how used by Synecoun pursuant to Section 4.06(f) of this Agreement.

"**Know-How Documentation**" shall mean all software, including source codes and object codes, all designs, manuals and materials, all material relating to Trade Secrets, all

applications for copyrights or patents and all patent, trademark, trade dress, copyright or other intellectual property rights relating to the Product, whether such information is in oral, written, tangible, graphic or electronic form, and whether such information is copyrighted or categorized as a trade secret or know-how, and including notes and summaries of any of the foregoing which are made by either OptMed, Synecoun or a third party.

"**Law**" means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order, or other requirement or rule of law of any Governmental Authority.

"**Losses**" has the meaning set out in Section 8.01.

"**Medical Facility**" shall mean a hospital, clinic, urgent care center, or other medical facility or medical office.

"**Net Profit**" has the meaning set forth in Section 5.01(b).

"**Nonconforming Product**" means a Product that does not conform to the Specifications during the warranty period.

"**Non-Exclusivity Payment**" has the meaning set forth in Section 7.05(d).

"**Notice**" has the meaning set out in Section 13.05.

"**Notify**" means to give Notice.

"**OptMed**" has the meaning set out in the preamble of this Agreement.

"**OptMed Indemnified Parties**" has the meaning set out is Section 8.03(b).

"**OptMed's Intellectual Property Rights**" means all Intellectual Property Rights owned by or licensed to OptMed.

"**OptMed's Trademarks**" means all Trademarks owned by or licensed to OptMed.

"**Party**" has the meaning set out in the preamble to this Agreement.

"**Patents**" means all patents (including all reissues, divisionals, provisionals, continuations, and continuations-in-part, re-examinations, renewals, substitutions, and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor's certificates, petty patents, and patent utility models).

"**Payment Failure**" has the meaning set out in Section 7.03(a).

"**Person**" means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, Governmental Authority, or any other entity.

"**Post-Term Sale Period**" has the meaning set out in Section 6.07.

"**Pre-clinical Testing**" means the testing required to establish the safety and performance of the Product using in-vitro and in-vivo tests

"**Product**" means the BondEase® topical skin adhesive, including any Enhanced Product. The Product is designed for use in a Medical Facility and not for sale to consumers or for sale in retail outlets. Product is composed of 0.9ml liquid adhesive, 0.1ml activator liquid, and dispenser assembly which include an onion-skin glass ampule, plastic parts to mix and dispense the liquid adhesive, a tip to apply the adhesive and a packaging pouch to store the device. Final packaged Product is sterilized via gamma radiation. The definition and scope of "Product" can be changed by mutual agreement of the Parties.

"**Product Revenue**" has the meaning set forth in Section 5.01(a).

"**Product Unit**" has the meaning set forth in Section 4.06(e)

"**Purchase Order**" has the meaning set forth in Section 4.06(c).

"**Purchase Price**" has the meaning set out in Section 4.07(a).

"**Purchase Year**" has the meaning set forth in Section 4.05(a).

"**Quarterly Report**" has the meaning set forth in Section 5.02(d).

"**Receiving Party**" has the meaning set forth in Section 9.01.

"**Representatives**" means a Party's Affiliates, employees, officers, directors, partners, shareholders, agents, attorneys, third-party advisors, successors, and permitted assigns.

"**Reseller**" means the Synecoun's retailers or other resellers who purchase Products for resale to End Users.

"**Specifications**" shall mean the specifications for the Product as set forth in Exhibit A to this Agreement.

"**Synecoun**" has the meaning set out in the preamble of this Agreement.

"**Synecoun Indemnified Parties**" has the meaning set out is Section 8.01.

"**Subscription Agreement**" means the subscription agreement dated on or about the date of this Agreement between OptMed and Synecoun pursuant to which Synecoun agreed to purchase preferred stock of OptMed.

"**Taiwan FDA**" means the Food and Drug Administration of Taiwan.

"**Term**" has the meaning set out in Section 7.01.

"**Territory**" means the People's Republic of China, including Hong Kong, and Taiwan.

"Testing Laboratory" means a laboratory that provides in-vitro and in-vivo testing of the biocompatibility and performance of the Product.

"Trademarks" means all rights in and to US and foreign trademarks, service marks, trade dress, trade names, brand names, logos, trade dress, corporate names, and domain names and other similar designations of source, sponsorship, association, or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, these rights and all similar or equivalent rights or forms of protection in any part of the world.

"Trade Secrets" means all inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, patent disclosures, and other confidential and proprietary information and all rights therein which can be treated as trade secrets under the laws of the State of New York.

ARTICLE II
EXCLUSIVE APPOINTMENT

Section 2.01 Exclusive Appointment. OptMed hereby appoints Synecoun to act its sole and exclusive distributor of Products to End Users located in the Territory during the Term solely in accordance with the terms and conditions of this Agreement, and Synecoun accepts the appointment. OptMed agrees that it will not distribute Products in the Territory during the Term or grant any Person any right to distribute Products in the Territory during the Term unless Synecoun's distribution rights shall have been made non-exclusive pursuant to Section 7.03. By accepting this appointment, Synecoun agrees to conform to all quality standards established from time to time by OptMed for its distributors. These quality standards are subject to change by OptMed on not less than 60 Business Days' prior Notice to Synecoun.

Section 2.02 Right to Appoint Subdistributors in the Territory. Synecoun may appoint subdistributors to sell or distribute Products in the Territory; provided, however, that any subdistributor shall agree in writing to be bound by the terms of this Agreement relating to the distribution of Products. If any subdistributor is an Affiliate of Synecoun, sales by such Affiliate shall be treated for all purposes as sales by Synecoun.

Section 2.03 No Right to Sell Competitive Products. During the Term period and for a period of one year thereafter, in the event that the contract is not renewed by Synecoun then neither Synecoun nor any present or future Affiliate of Synecoun shall engage in, or aid or assist any other Person in engaging in, any activity which relates to marketing and distribution with any Competitive Product.

ARTICLE III

OBLIGATIONS RELATING TO REGULATORY APPROVAL

Section 3.01 Preclinical Testing and Clinical Trials.

(a) The Parties recognize that the Product has not obtained regulatory authorization for sale or use in the People's Republic of China, HK, or Taiwan. Synecoun shall, as promptly as possible following the execution of this Agreement, take such steps, at its cost and expense, as are necessary to obtain approval of the CFDA and the Taiwan FDA for marketing the Product in the Territory, including but not limited to negotiating agreements with Testing Laboratories and Medical Facilities acceptable to the applicable Government Authority for the Testing Laboratories to conduct Preclinical Testing and for the Medical Facility to conduct Clinical Trials under the supervision of one or more qualified physicians. The Preclinical Testing and Clinical Trials shall be conducted in accordance with the regulations and procedures of the CFDA and the Taiwan FDA.

(b) Synecoun shall provide OptMed with reasonably detailed information as to each Preclinical Testing and Clinical Trial, including clinical protocols, the identity of the Medical Facility at which the trials are to be performed, the identity of the supervising physician, and a reasonable estimate of the quantity of Product to be required for each such trial. Synecoun shall also provide OptMed with detailed information as to the results of the trials in the form presented to the CFDA or the Taiwan FDA, all of which shall be true and correct in all material respect and shall conform to the protocol relating to the trial. Synecoun shall also provide OptMed with any articles concerning the Product of which Synecoun is aware which appear in peer-reviewed, trade and lay publications in the Territory.

(c) If requested by OptMed, Synecoun shall provide OptMed with an opportunity to review and comment on any response or regulatory filing related to the Product before it is submitted to the CFDA or Taiwan FDA or other Government Authority.

(d) In the event that Synecoun becomes aware of any actual or alleged fraud or other misconduct related to the Preclinical Testing and Clinical Trials, Synecoun shall promptly notify OptMed.

(e) Synecoun shall retain all documentation relating to the Preclinical Testing and Clinical Trials for such period as such records are required to be maintained by the CFDA or the Taiwan FDA or such longer period as OptMed may request; provided, however, that if Synecoun incurs any additional out-of-pocket costs and expenses in archiving such material beyond the time required by the CFDA or the Taiwan FDA, OptMed shall reimburse Synecoun for such documented out-of-pocket expenses. Synecoun shall also make such documentation available to OptMed at OptMed's request, either during or after the trials; provided, however, that if OptMed requires such documentation to be translated into any language other than the original language of the documentation, OptMed shall pay the reasonable cost of the translation.

Section 3.02 OptMed to Provide Products.

(a) OptMed shall, upon request by Synecoun, provide Products, at its cost and expense, for use in the Preclinical Testing and Clinical Trials based on the requirement for Products set forth in the applicable protocol. OptMed shall also provide, at its cost and expense, such assistance as may be necessary for Synecoun to respond to inquiries relating to the Product from Governmental Authorities if Synecoun cannot respond without information or documentation from OptMed.

(b) The Products shall be in a form that the Testing Laboratory conducting the Preclinical Testing or Medical Facility conducting the Clinical Trials can use in accordance with the Product's instructions and shall be accompanied by instructions as to the use of the Product in sufficient detail to enable the researchers and medical personnel to conduct the Preclinical Tests and Clinical Trails, as the case may be, in accordance with the protocol. The instructions shall be in the English language and it shall be the responsibility of Synecoun to provide medical personnel with an accurate translation of the instruction in Chinese for both the People's Republic of China and Taiwan if a different translation is necessary. If needed, OptMed will provide assistance to Synecoun in complying with the CFDA and Taiwan FDA requirements and OptMed will provide copies of OptMed's regulatory submissions to FDA, except that proprietary information regarding monomer production and composition will not be provided to Synecoun unless required by CFDA or the Taiwan FDA for approval of the Product, in which case OptMed may provide the information directly or indirectly through 3rd party to the applicable agency.

Section 3.03 No Change in Products. The Products for Preclinical Testing and Clinical Trials shall be used only in the form provided by OptMed, which shall be packaged for use by the Testing Laboratory and Medical Facility in accordance with the use and directions provided by OptMed. Under no circumstances shall Synecoun or any Testing Laboratory or Medical Facility use Product in any other manner or make any modifications or changes in the Product or any parts of the Product.

Section 3.04 Notice of Regulatory Approval. Synecoun shall promptly provide OptMed with all documentation relating to the regulatory approval by the CFDA and/or the Taiwan FDA, along with any specific marketing, marking or other requirements.

Section 3.05 Subsequent Regulatory Inquiry

(a) If at any time during the Term subsequent to the receipt of the pre-marketing authorization from the CFDA or the Taiwan FDA, Synecoun receives notice that any further notification, registration, or approval is required for the marketing and sale of the Product in the Territory, Synecoun shall:

(i) immediately take whatever steps may be necessary to properly notify, register, or obtain approval;

(ii) be responsible for any charges incurred in connection with notifying, registering, or obtaining this approval; and

(iii) keep OptMed currently informed of its efforts regarding this Section 3.05.

(b) OptMed will, at its cost and expense, provide Synecoun with any additional Product and assistance of the type described in Section 3.02(a) which may be required pursuant to this Section 3.05.

ARTICLE IV
SYNECOUN'S OBLIGATIONS

Section 4.01 Distribution Rights Commence following Regulatory Approval. Synecoun's obligation to purchase Products and its right to distribute the Products pursuant to this Agreement shall commence upon the receipt by Synecoun of marketing approval from either the CFDA or the Taiwan FDA. For the avoidance of ambiguity, the Parties acknowledge that Synecoun shall have no right to distribute Products in either the People's Republic of China or Taiwan unless and until the Governmental Authority in that country has given marketing approval with respect to the Product.

Section 4.02 Compliance with CFDA Regulations. Synecoun shall operate and conduct itself in accordance with all applicable Laws as required by the CFDA or the Taiwan FDA, as the case may be. To the extent that Synecoun distribute product pursuant to Section 4.03(f), the methods used in the packaging, labeling, storage of Product shall ensure that product is safe and effective and in compliance with all applicable regulations in the Territory.

Section 4.03 Maintaining Facilities and Inventory. Synecoun shall, in good faith:

(a) maintain a place or places of business in the Territory, including adequate office, storage, and warehouse facilities and all other facilities as required for Synecoun to perform its duties under this Agreement at its own expense with a cap of $0.35 per unit of BondEase which will be part of the calculation of net profits; and

(b) purchase and maintain at all times a quantity of Products sufficient to meet the needs of End Users in the Territory.

Section 4.04 Marketing and Selling Products. Subject to applicable Laws in the Territory, Synecoun shall, in good faith:

(a) market, advertise, promote and sell the Products to End Users located in the Territory consistent with good business practice, in each case using its commercially reasonable efforts to maximize the sales volume of the Products;

(b) establish and maintain a sales and marketing organization sufficient to develop the market potential for the sale of the Products which would fulfill its contractual obligation to OptMed;

(c) develop and execute a marketing plan sufficient to fulfill its obligations under this Agreement;

(d) have sufficient knowledge of the differences between the Products and competing products;

(e) observe all reasonable and practical directions and instructions given to it by OptMed in relation to the marketing, advertising, and promotion of the Products, including OptMed's sales, marketing, and merchandising policies as they currently exist or as they may hereafter be changed by OptMed, to the extent that these marketing materials, advertisements, or promotions refer to the Products or otherwise use OptMed's Trademarks;

(f) translate any marketing materials and instruction manuals relating to the Products into Chinese for use in the Territory, such translations to be reasonably acceptable to OptMed;

(g) in any and all contact between Synecoun and any Customer, Synecoun must identify to the Customer Synecoun's full legal name, trade name, or both and comply with applicable Laws in the Territory;

(h) notify OptMed, in writing, within ten (10) business days of Synecoun's receipt of any inquiry or other communication from an End User concerning any Product-related question, request for documentation about a Product or the manufacturing facilities for the Product;

(i) market, advertise, promote, and resell Products and conduct business in a manner that reflects favorably at all times on Products and the good name, goodwill, and reputation of OptMed and in a manner consistent with OptMed's trademark policies;

(j) at its own expense, obtain and maintain required certifications, credentials, licenses, and permits necessary to conduct business in accordance with this Agreement and applicable Laws.

(k) not permit Products to be sold in retail or mass merchandise outlets, it being understood that the Product is designed for use only in a Medical Facility;

(l) maintain on its website a link to the products section of OptMed's website which will provide End Users with information about the Product;

(m) promptly notify OptMed of, and address and investigate, any complaint or adverse claim about any Product or its use of which Synecoun becomes aware; and

(n) require subdistributors to agree to the provisions of this Section 4.04.

Section 4.05 Minimum Purchase Requirements.

(a) No later than three months prior to the expected approval by the CFDA for the marketing of the Product, Synecoun and OptMed shall agree upon a binding minimum commitment for purchases by Synecoun of Product for the first year following CFDA approval. If there is no agreement for a minimum commitment between Synecoun and OptMed, Synecoun will retain an independent 3rd party expert who will make a decision based on the average marketing performance from the same class and competitive environment in the territory. For the avoidance of doubt, the first year shall be the period commencing on the date CFDA approval is given and ending on the last day of the calendar month in which the first anniversary of CFDA approval occurs. Such year and each twelve-month period following the end of such year is referred to as a "**Purchase Year**." Not later than three month prior to the end of any Purchase Year, OptMed and Synecoun shall agree upon a binding minimum commitment for the following Purchase.

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(b) In the event that Synecoun fails to meet the binding minimum commitment for Products for any Purchase Year except for Force Majeure, Synecoun shall have an additional period of 180 days immediately following the Purchase Year to purchase and take delivery of the shortfall. The shortfall is the amount by which the minimum commitment for the Purchase Year exceeds the volume of Products delivered to Synecoun or its designees during the Purchase Year. Synecoun's obligation to purchase Product as a result of a shortfall is in addition to its product purchase obligations for the following Purchase Year. In the event that Synecoun fails to make such purchases during such 180-day period for any Purchase Year, OptMed shall have the right to make this Agreement non-exclusive and to appoint other distributors for the Product in the Territory, in which event OptMed shall make the Non-Exclusivity Payment as provided in Section 7.05(d).

(c) In the event that Synecoun and OptMed shall be unable to agree upon the binding minimum commitment after good faith negotiations, OptMed shall have the right to make this Agreement non-exclusive on thirty (30) days written Notice to Synecoun, in which event OptMed shall make the Non-Exclusivity Payment as provided in Section 7.05(d).

Section 4.06 Forecasts and Purchase Orders.

(a) Upon agreement of the binding commitment for the first Purchase Year pursuant to Section 4.05(a), Synecoun shall provide with a forecast (the "**Forecast**") of its quarterly requirements for the Products for each quarter in the first Purchase Year, with the amounts set forth in the Forecast for the first three months being binding purchase commitments.

(b) The quarterly Forecasts shall update any information contained in prior Forecasts. The Forecasts shall represent reasonable good faith estimates for planning purposes only and shall not obligate Synecoun to purchase forecasted quantities other than the Forecast for the first three months in the period covered by the Forecast. By way of example, assume the CFDA approval is given in December. By September, Synecoun shall provide a Forecast for the first Purchase Year, which will be the year beginning January. The first Forecast will cover the months of January through December with the Forecasts for the months of January, February, and March being binding purchase obligations, and the Forecasts for April through December being estimates. By April, Synecoun will deliver an update Forecast for the months of April through December.

(c) Synecoun shall place purchase orders (the "**Purchase Orders**" and each, a "**Purchase Order**") with OptMed. Each Purchase Order shall be signed by Synecoun and transmitted by fax or as a PDF attached to an email. OptMed shall use its commercially reasonably best efforts to ship Product within 10 days after receive the "Purchase Order" or by the proposed delivery date approved by Synecoun, which, for orders to be delivered in any month, shall be not later than the last day of the month; provided, that OptMed shall not be required to meet a delivery schedule to the extent that the volume of Products ordered exceeds 120% of the amount of Product as are reflected in the most recent Forecast. Subject to Section 13.16, Synecoun recognizes that, if OptMed does not have sufficient Product to enable it to fulfill 90% of the amount set forth in any Purchase Order by the agreed-upon delivery date, the following purchase price for the delayed shipments will be reduced a discount as follows:

(i) if the delay is more than two weeks but less than three weeks, the discount is 5%;

(ii) if the delay is at least three weeks but less than four weeks, the discount is 10%,

(iii) if the delay is at least four weeks, but less than five weeks, the discount is 15%;

(iv) if the delay is at least five weeks but less than six weeks, the discount is 20%,

(v) if the delay is at least six weeks, but less than seven weeks, the discount is 25%;

(vi) Any delays beyond six weeks will result in the cancellation of the minimum purchase requirements for that Purchase Year. In addition, OptMed will compensate Synecoun for 50% of the net profits lost by Synecoun beyond the initial six week period pro-rated for that Purchase Year.

This discount will be realized solely by Synecoun in calculating and shall not be reflected in computing Net Profit.

(d) The Purchase Order shall set forth the volume of Product being purchased, the requested delivery date; and the delivery location. If the delivery location is other than Synecoun's plant, the Purchase Order shall identify the Person to whom delivery is to be made.

(e) A Product Unit (a "**Product Unit**") is 0.9 milliliter of Product, with a 50 kilogram container containing Product for 50,000 Product Units along with activators. A Product Unit represents is the volume of Product for one application. OptMed shall have the right to determine the manner of delivery of Product, with consultation with Synecoun with respect to any delivery method which is not a standard method of delivery by OptMed.

(f) If OptMed delivers Product in a method other than delivery of Product Units, after receipt of the liquid adhesive and activator, Synecoun shall prepare the individual Product Units, each of which shall consist of 0.9 milliliters of Product (or some other volume of Product previously agreed upon in writing by OptMed) and an activator provided by OptMed. It shall be Synecoun's responsibility and obligation to fill the liquid adhesive in a glass ampule, assemble the ampule and activator liquid with the dispenser assembly plastic parts and package device in pouch and sterilize the final device via gamma radiation. The glass ampule, plastic parts, packaging pouch and assembly equipment will be purchased directly by Synecoun and shall be in accordance with OptMed's specifications and consistent with all applicable requirements of the CFDA or the Taiwan FDA.

(g) If Synecoun is to prepare the individual Product Units pursuant to Section 4.05(f):

(i) Synecoun's facilities shall be subject to approval by CFDA or local FDA or Taiwan FDA and its facilities shall be in compliance with applicable regulatory requirements; and will allow a representative of Optmed to inspect.

(ii) Synecoun shall have the right to subcontract the assembly of finished product with OptMed's prior written approval; provided, however, that Synecoun shall remain responsible for the compliance by the manufacturer with its obligations under this Agreement, including, but not limited to, Sections 4.06(e), 4.06(f) and 4.06(g).

(h) Synecoun shall purchase all Products ordered and delivered by the delivery date set forth in the Purchase Order.

(i) Synecoun may set the price to sub-distributors, with the understanding that the minimum desired price will be $7.50 per Product Unit. Any and all pricing to End Users and sub-distributors set by Synecoun will be fully disclosed to OptMed, with OptMed having full access to all documents and agreements supporting the contracted sub-distributor pricing. If Synecoun becomes a non exclusive distributor, Optmed has no right to provide this information to other distributors.

(j) In the event that OptMed develops an Enhanced Product:

(i) OptMed shall give Synecoun notice of the Enhanced Product and provide Synecoun with information relating to the Enhanced Product, including the proposed pricing of the Enhanced Product;

(ii) Synecoun shall have the right, but not the obligation, to include the Enhanced Product as a Product pursuant to this Agreement, and subject to the exclusive distribution rights in the Territory during the Term, by giving OptMed notice of its intention to so include the Enhanced Product not later than ninety (90) days after OptMed provides Synecoun with notice relating to the Enhanced Product pursuant to Section 4.06(j)(i); and

(iii) if Synecoun gives notice that it elects to include the Enhanced Product as a Product pursuant to this Agreement, it shall apply for regulatory approval, if needed, in the Territory, then the applicable provisions of this Agreement shall apply to the Enhanced Product as if it were a Product named in this Agreement; and

(iv) if Synecoun does not elect to include the Enhanced Product as a Product pursuant to this Agreement by 5:00 P.M. New York time on the 90th day after notice is given pursuant to Section 4.06(j)(i), OptMed shall have the right to appoint another distributor; but such appointment shall not affect Synecoun's rights to the Product set forth under this Agreement.

(k) The terms of this Agreement prevail over any terms or conditions contained in any other documentation related to the subject matter of this Agreement and expressly exclude any of Synecoun's general terms and conditions contained in any Purchase Order or other document issued by Synecoun.

(l) No Purchase Order shall be changed or amended after submission to OptMed without OptMed's agreement in writing to such change or amendment.

(m) Each issuance of a Purchase Order to OptMed constitutes Synecoun's representation and warranty that Synecoun can pay for the Products identified in the Purchase Order in accordance with the terms of this Agreement. Synecoun shall notify OptMed immediately of any and all events that have had or may have a material adverse effect on Synecoun's business or financial condition.

Section 4.07 Payment and Delivery.

(a) The purchase price (the "**Purchase Price**") of the Product shall be $1.00 per Product Unit or $50,000 for a 50 kilogram container. OptMed shall invoice Synecoun not earlier than the date of shipment, and Synecoun shall pay such invoice within forty five (45) days from the date of the invoice.

(b) Delivery terms shall be F.O.B. OptMed's manufacturing facility, which is expected to be in Spain, or any other facility as designated by OptMed. Title to the Products and risk of loss shall pass to Synecoun after the Products are delivered to Synecoun's designated location. All freight, customs, duties, costs, taxes, insurance premiums, and other expenses relating to such transportation and delivery of Products shall be paid by OptMed and shall be included in cost of revenues in computing Net Profit. OptMed shall ship Products under appropriate storage conditions and in accordance with any commercially reasonable delivery and shipment terms requested by Synecoun. All prices are exclusive of all sales, use, value added and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any Governmental Authority on any amounts payable by Synecoun under this Agreement. Synecoun is responsible for all charges, costs, and taxes; provided, that, Synecoun is not responsible for any taxes imposed on, or regarding, OptMed's income, revenues, gross receipts, real or personal property, or other assets.

(c) OptMed may, without liability or penalty, make partial shipments of Products to Synecoun after informing Synecoun of potential partial payment. Each shipment constitutes a separate sale, whether the shipment is in whole or partial fulfillment of a Purchase Order.

(d) Subject to Synecoun's rights under Section 4.06(c), no delay in the shipment or delivery of any Product relieves Synecoun of its obligations under this Agreement, including accepting delivery of any remaining installment or other orders of Products.

(e) Any past due payments under this Agreement shall accrue interest from the due date of the invoice until paid at the rate of the lesser of (a) five percent (5%) per annum or (b) the maximum interest rate permitted by law.

(f) The Purchase Price shall be paid in United States dollars.

Section 4.08 Invoice Disputes. Synecoun shall Notify OptMed in writing of any dispute with any invoice (along with substantiating documentation) within ten Business Days from the date Synecoun inspects the delivery, but not later than thirty (30) days after the Product

has been delivered to Synecoun or its designee. Synecoun will be deemed to have accepted all invoices for which OptMed does not receive timely Notice of disputes, and shall pay all undisputed amounts due under these invoices within the period set out in Section 4.07. The Parties shall seek to resolve all disputes expeditiously and in good faith. Notwithstanding anything to the contrary, Synecoun shall continue performing its obligations under this Agreement during any dispute, including, without limitation, Synecoun's obligation to pay all due and undisputed invoice amounts in accordance with the terms and conditions of this Agreement.

Section 4.09 Prohibited Acts. Notwithstanding anything to the contrary in this Agreement, neither Synecoun nor any Synecoun Representative shall:

(a) engage in any unfair, competitive, misleading, or deceptive practices respecting OptMed, OptMed's Trademarks or the Products, including any product disparagement or "bait-and-switch" practices;

(b) reverse engineer or otherwise do any act which has the effect of providing Synecoun with information as to Know-How, Know-How Documentation or Trade Secrets not provided by OptMed.

(c) remove or modify the contents or documentation of or related to the software or accessories, including, without limitation, any end user license agreements or warranty statements;

(d) market or distribute the Products other than in the form and packaging as delivered by OptMed to Synecoun or as expressly provided in Section 4.06(f);

(e) sell or offer to sell or deliver any of the Products outside the Territory;

(f) use promotional information and material, unless the promotional information or material was provided or previously approved in writing; provided that any such approval by OptMed shall not be unreasonably withheld, delayed or conditioned as long as it complies with OptMed's trademark policies;

(g) obtain or seek to obtain any patent or trademark rights with respect to any of OptMed's Intellectual Property;

(h) use any of OptMed's Trademarks other than as permitted by Section 6.03 or Section 6.04; or

(i) provide in any agreement with a subdistributor that the subdistributor will not take any action prohibited by this Section 4.09

ARTICLE V
ALLOCATION OF NET PROFIT

Section 5.01 Books and Records. Synecoun shall keep books and records accurately reflect all transactions relating to the Products:

(a) **"Product Revenue"** shall mean the revenue, on an accrual basis, generated from the sale of Products by Synecoun, it being understood that if Synecoun sells Products to an Affiliate, the Product Revenue shall reflect the greater of (i) wholesale price paid by a first level distributor who makes purchases in the quantity sold to the Affiliate or (ii) the actual price paid by the Affiliate. Revenue shall also include any payments of any kind which Synecoun receives from subdistributors, other Persons in the distribution chain or End Users in addition to the purchase price of the Product.

(b) The cost of revenue shall include (i) the Purchase Price of the Products, (ii) the cost of fulfillment and sterilization of the product (up to a maximum $1.25 per Product Unit) and (iii) shipping and other related costs; provided, however, that with respect to any Products for which a discount was granted pursuant to Section 4.06(c), the Purchase Price of the Product shall be the undiscounted Purchase Price. Cost of revenue shall be determined on an accrual basis.

(c) Marketing expenses shall mean the out-of-pocket expenses described in Section 4.04 paid to third parties, to the extent that they are not included in Section 5.01(b) and to the extent that that Synecoun can document that these expenses relate solely to the marketing of the Product and not to other products or other business activities of Synecoun. Marketing and medical expenses shall not exceed $0.75 USD per Product Unit unless pre-approved in writing by OptMed.

(d) For the avoidance of doubt, depreciation, amortization and other non-cash expenses, corporate overhead and compensation to employees, officers and directors, and interest due pursuant to Section 4.07(e) shall be included in administrational expenses should be capped into maximum cost of $0.35 USD/per products (section 4.02)

(e) The tax payable by Synecoun to the taxing authorities in the Territory for the products (other than taxes measured by Synecoun's income), which, for purpose of making the computation Net Profit shall be deemed to be the actual tax paid by Synecoun for Product Revenue requested by applicable laws in the territory. Synecoun will provide necessary documentation of this tax to Optmed upon request.

Section 5.02 Computation and Allocation of Net Profits.

(a) Net profit (**"Net Profit"**) shall mean the Product Revenue, less the sum of (i) cost of revenue, (ii) marketing expenses, (iii) administrative expenses (as referred to in Section 4.03 and (iv) taxes, all determined in the manner provided in Section 5.01.

(b) Synecoun shall pay to OptMed, as additional consideration for the grant of the distribution rights pursuant to this Agreement , an amount equal to 50% of the Net Profit, which shall be payable as hereinafter provided.

(c) Synecoun shall provide OptMed, not later than the twenty (20) days after the end of each calendar quarter, a report (the "Quarterly Report") setting forth, in reasonable detail, (i) the revenue for the preceding calendar month and year to date, (ii) inventory, including changes in inventory for the quarter and year to date; including such supporting schedules as OptMed may reasonably request.

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(d) Each Quarterly Report shall be accompanied by a payment equal to fifty percent (50%) of the Net Profit based as set forth in the Quarterly Report. All payments of OptMed's share of Net Profit shall be payable in United States dollars, by wire transfer to an account provided by OptMed.

Section 5.03 Right of Audit. During the Term and for one year thereafter, OptMed shall have the right to inspect and audit Synecoun's books and records that relate, directly or indirectly, to the computation of Net Profits in order to confirm the accuracy of the computation of Net Profits on not less than ten days prior notice to Synecoun. Such audit shall be conducted during normal business hours, and OptMed shall not exercise its audit right more than one time in any calendar year. The audit shall be at OptMed's cost and expense, except that, if as a result of an audit, it is determined that the Net Profits as reported by Synecoun were understated by 5% or more, the reasonable cost of the audit shall be paid by Synecoun. OptMed shall provide Synecoun with a report of the audit. In the event of a dispute as to the results of the audit which cannot be resolved by negotiations, the matter shall be submitted to binding arbitration in Hong Kong under the rules then obtaining of the Hong Kong Arbitration Association, with the arbitrator(s) being accountants.

ARTICLE VI
INTELLECTUAL PROPERTY RIGHTS

Section 6.01 Ownership.

(a) Synecoun acknowledges and agrees that:

(i) all right, title and interest in and to OptMed's Intellectual Property Rights are the sole and exclusive property of OptMed or its licensors regardless of whether OptMed shall have made any filings with respect to any such Intellectual Property;

(ii) Synecoun shall not acquire any ownership interest in any of OptMed's Intellectual Property Rights pursuant to this Agreement;

(iii) any goodwill derived from the use by Synecoun of OptMed's Intellectual Property Rights inures to the benefit of OptMed or its licensors, as the case may be;

(iv) if Synecoun acquires any Intellectual Property Rights in or relating to the Product (including any rights in any Trademarks, derivative works, or patent improvements relating thereto), by operation of law, or otherwise, these rights are deemed and are hereby irrevocably assigned to OptMed without further action by either Party; and

(v) Synecoun shall use OptMed's Intellectual Property Rights solely for the purposes of performing its obligations under this Agreement and only in accordance with this Agreement and the instructions of OptMed.

(b) In furtherance of Section 6.01(a), Synecoun acknowledges OptMed's exclusive right, title and interest in and to OptMed's Intellectual Property and will not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such right, title and interest. In connection with the use of the Trademarks or

trade names, Synecoun shall not in any manner represent that it has any ownership in such Trademarks or trade names or the registration thereof, and Synecoun acknowledges that use of such Trademarks and trade names shall not create in Synecoun's favor any right, title or interest in and to such Trademarks or trade names except as granted by this Agreement, but all uses of such Trademarks and trade names shall inure to the benefit of OptMed. Upon expiration or termination of this Agreement, Synecoun shall immediately cease using any and all Trademarks and trade names for which such right to use was granted under this Agreement except as expressly provided in this Agreement with respect to inventory on hand at the expiration or termination of this Agreement. Synecoun shall at no time adopt or use, without OptMed's prior written consent, any word, symbol, design or mark which is similar to or phonetically similar to or likely to be confused with any of the trademarks or trade names. Synecoun shall not take any action to assert any right, title or interest in any of OptMed's Trademarks and trade names.

Section 6.02 Trademark License. OptMed hereby grants Synecoun a royalty-free right and license to use and display OptMed's Trademarks and trade names, in connection with the marketing and sale of Products as contemplated by this Agreement during the Term and for no other purpose, subject to Synecoun's compliance with the provisions of Section 6.03 of this Agreement.

Section 6.03 Use of Trademarks.

(a) This Agreement does not grant either Party the right to use the other Party's or their Affiliates' Trademarks except as set out under this Section 6.03. Products shall be marketed, distributed, sold or delivered by Synecoun only under such trade names and trademarks as shall be designated and/or placed on Products by OptMed, including the BondEase® trademark. Synecoun shall not market, sell or deliver any Product which does not have OptMed's Trademark affixed in a manner approved in advance by OptMed. It shall be OptMed's responsibility to place OptMed's trademarks on Products that are sold to Synecoun as Product Units, and it shall be Synecoun's obligation to place such trade names or trademarks on the Products themselves if Synecoun packages the Products as provided in Section 4.06(f). Products will bear BondEase trademark with language such as "BondEase®, exclusively manufactured for Synecoun," or "BondEase® exclusively distributed for Synecoun." All references to OptMed's Trademarks and trade names used in any material of any kind which is prepared or used by Synecoun shall be clearly marked to state that such trade name or trademark is the property of OptMed. With respect to Products covered by Section 4.06(f), Synecoun shall have the right to place "Made in China" or "Assembled in China" on the label of the Product to the extent that Synecoun is permitted to do so by the Laws of the People's Republic of China, Hong Kong, and Taiwan. Prior to the use by Synecoun of any marketing, advertising, promotional or other material of any kind which include any of OptMed's Trademarks and trade names or OptMed's name, Synecoun shall provide OptMed with a copy thereof and shall not use any such material without OptMed's prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned as long as the proposed use is in conformity with OptMed's practices with respect to its trademarks and trade names. Synecoun shall not affix any other mark, including any mark owned or claimed by Synecoun to any Product which has not been approved in advance by OptMed. Synecoun shall market the Products and otherwise use the trademarks in a manner that maintains the reputation for high standards symbolized by the trademarks.

(b) Synecoun acknowledges OptMed's exclusive right, title and interest in and to OptMed's Trademarks and trade names as described above and will not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such right, title and interest. In connection with the use of the Trademarks or trade names, Synecoun shall not in any manner represent that it has any ownership in such Trademarks or trade names or the registration thereof, and Synecoun acknowledges that use of such Trademarks and trade names shall not create in Synecoun's favor any right, title or interest in and to such Trademarks or trade names except as granted by this Agreement, but all uses of such Trademarks and trade names shall inure to the benefit of OptMed. Upon expiration or termination of this Agreement, Synecoun shall immediately cease using any and all Trademarks and trade names for which such right to use was granted under this Agreement except as expressly provided in this Agreement with respect to inventory on hand at the expiration or termination of this Agreement. Synecoun shall at no time adopt or use, without OptMed's prior written consent, any word, symbol, design or mark which is similar to or phonetically similar to or likely to be confused with any of the Trademarks or trade names. Synecoun shall not take any action to assert any right, title or interest in any of OptMed's Trademarks and trade names.

(c) Synecoun shall not use the name "OptMed" or any Trademark:

(i) on, directly, or indirectly in connection with, any place of business or other facility that is not used for, or directly related to, the marketing of the Products;

(ii) on, or directly or indirectly in connection with, any place of business or other facility that is located outside the Territory;

(iii) on, or directly or indirectly in connection with, signs, letterheads, advertising, or other promotional materials, or otherwise, in a manner that would indicate that Synecoun has any place of business or other facility located outside the Territory that is used for or related to the sale of products other than the Products; or

(iv) in, or directly or indirectly as a part of, the trade, corporate, or firm name or style of Synecoun or of any division, subsidiary, or Affiliate thereof.

Section 6.04 License to Translated Marketing Materials and Other Documentation. To the extent that Synecoun translates or causes to be translated, any of OptMed's marketing materials, user manuals or other documentation, Synecoun hereby irrevocably assigns all worldwide copyrights in these translations to OptMed, subject to a non-exclusive, non-transferable, and non-sublicensable license to Synecoun to use such translations in the Territory during the Term.

Section 6.05 Reference to Synecoun as Authorized Distributor. Synecoun shall market products under its own name. Synecoun is hereby authorized to refer to and advertise itself as an authorized exclusive distributor of the Products in the Territory during the Term as long as Synecoun is in compliance with its obligations under this Agreement. In the event that Synecoun's distribution rights under this Agreement become non-exclusive, Synecoun shall have the right to refer to and advertise itself as an authorized distributor of the Products in the Territory during the Term. Any use of the OptMed's name by Synecoun in connection with its

distribution and sale of the Products or advertising shall be in compliance with Sections 6.02 and 6.03.

Section 6.06 Prohibited Acts. Synecoun shall not:

(a) take any action that may interfere with any of OptMed's rights in or to OptMed's Intellectual Property Rights, including OptMed's ownership or exercise thereof;

(b) challenge any right, title, or interest of OptMed in or to OptMed's Intellectual Property Rights;

(c) make any claim or take any action adverse to OptMed's ownership of OptMed's Intellectual Property Rights;

(d) register or apply for registrations, anywhere in the world, for OptMed's Trademarks or any other Trademark that is similar to any OptMed's Trademark or that incorporates OptMed's Trademarks in whole or in confusingly similar part;

(e) use any mark, anywhere, that is confusingly similar to OptMed's Trademarks;

(f) engage in any action that tends to disparage, dilute the value of, or reflect negatively on the products purchased under this Agreement (including Products) or any OptMed Trademark;

(g) misappropriate any of OptMed's Trademarks for use as a domain name without prior written consent from OptMed;

(h) alter, obscure, or remove any of OptMed's Trademarks or trademark or copyright notices or any other proprietary rights notices placed on the products purchased under this Agreement (including Products), marketing materials, or other materials that OptMed may provide; and

(i) except as expressly provide in this Article VI, place OptMed's name or any of OptMed's Trademarks:

(i) on, or directly or indirectly in connection with, any place of business or other facility that is not used for, or directly related to, the marketing of the Products;

(ii) on, or directly or indirectly in connection with, any place of business or other facility that is located outside the Territory;

(iii) on, or directly or indirectly in connection with, signs, letterheads, advertising, or other promotional materials, or otherwise, in a manner that would indicate that Synecoun has any place of business or other facility located outside the Territory that is used for or related to the sale of the Products; or

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(iv) in, or directly or indirectly as part of, the trade, corporate, or firm name or style of Synecoun or any division, subsidiary, or affiliate thereof; or

(j) permit or fail to restrict any subdistributor from engaging in any conduct prohibited by this Section 6.06.

Section 6.07 No Continuing Rights. On expiration or earlier termination of the Term, Synecoun's rights under this Article VI shall cease immediately, and Synecoun shall immediately cease all display, advertising, promotion, and use of all of OptMed's Trademarks and name and shall not thereafter use, advertise, promote, or display any trademark, trade name, or product designation or any part thereof that is similar to or confusing with OptMed's Trademarks or with any trademark, trade name, or product designation associated with OptMed or any Product, except that, unless this Agreement is terminated by OptMed pursuant to Section 7.02, Synecoun may sell any inventory on hand at the termination of this Agreement at normal prices during the three months following the termination of this Agreement, such period being referred to as the "**Post-Term Sale Period**."

Section 6.08 End of Term Purchase Restrictions. During the last six months of the Term, Synecoun shall purchase Products in quantities that are no greater than an amount that Synecoun reasonably determines is necessary to meet the demand for Products through the end of the Term.

ARTICLE VII
TERM; TERMINATION

Section 7.01 Term. The term of this Agreement commences on execution of this Agreement by the Parties and continues for an initial term (the "**Initial Term**") of four years following the receipt of CFDA approval, and shall continue thereafter for a renewal term of every two years on mutually agreeable terms. In the event that the Parties fail to agree upon terms six months prior to the expiration of the Initial Term, unless the Parties mutually agree to terminate this Agreement at the end of the Initial Term, this Agreement shall continue for an additional period of every two years on the terms and conditions set forth in this Agreement except that Synecoun's distribution rights shall be non-exclusive. The Initial Term and, if applicable, the every two-year extension, unless earlier terminated as provided under this Agreement or applicable Law, is referred to as the "**Term**."

Section 7.02 OptMed's Right to Terminate. OptMed may terminate this Agreement by providing Notice to Synecoun:

(a) if Synecoun shall be in material breach of this Agreement (other than a Payment Failure) and such breach either cannot be cured or, if such breach can be cured, is not cured within sixty (60) days after Notice from OptMed;

(b) if Synecoun shall have failed to make any payment due pursuant to the Subscription Agreement and such failure shall continue for a period of thirty days after the date such payment is due; unless Synecoun can demonstrate that such failure results solely from government restrictions on payment and Synecoun has used its best efforts to address concerns raised by any Governmental Authority;

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(c) if within any twelve month period, three or more Payment Failures occur or if the failure giving rise to a Payment Failure continues for a period of more than one hundred twenty (120) days;

For the avoidance of doubt, a termination of this Agreement pursuant to this Section 7.02 (a), (b), and (c) shall not be treated as at termination of the non-Exclusive distribution right.

(d) if Synecoun shall not have obtained marketing approval from either the CFDA or the Taiwan FDA within five years from the date of this Agreement;

(e) if Synecoun becomes insolvent or files, or has filed against it, a petition for voluntary or involuntary bankruptcy or under any other insolvency Law, makes or seeks to make a general assignment for the benefit of its creditors, or applies for, or consents to, the appointment of a trustee, receiver, or custodian for a substantial part of its property, or is generally unable to pay its debts as they become due.

Any termination under this Section 7.02 is effective on Notice from OptMed of termination or any later date set out in the Notice.

Section 7.03 OptMed's Right to Make this Agreement Non-Exclusive. OptMed shall have the right to make this distribution rights granted under this Agreement non-exclusive by providing thirty (30) days' written notice to Synecoun:

(a) Subject to OptMed's rights under Section 7.02(b), after OptMed gives Notice of nonpayment, if Synecoun fails to pay any amount when due under this Agreement ("**Payment Failure**") and the failure continues after December 31, 2017;;

(b) if Synecoun shall have failed to meet the minimum purchase requirements pursuant to Section 4.05(b); and

(c) if the Parties shall be unable to agree on the minimum purchase requirements pursuant to Section 4.05(c).

For the avoidance of doubt, a termination of the exclusivity provisions of this Agreement pursuant to this Section 7.03 shall not be treated as at termination of this Agreement.

Section 7.04 Synecoun's Right to Terminate. Synecoun may terminate this Agreement by providing Notice to OptMed:

(a) if OptMed shall be in material breach of this Agreement and such breach either cannot be cured or, if such breach can be cured, it is not cured within sixty (60) days after Notice from Synecoun;

(b) if there shall be significant Product recalls or if the Product fails to comply with the Specifications which failures are not resolved by OptMed within one hundred twenty (120) days;

(c) if the Product is determined by a court decision, final beyond right of appeal, to infringe upon the intellectual property rights of a third party and OptMed fails to obtain a license from the owner of the intellectual property within sixty (60) days following such court decision;

(d) if the CFDA shall revoke its authorization with respect to the Product other than as a result of Product covered by Section 4.06(f);

(e) if Synecoun shall not have obtained marketing approval from either the CFDA or the Taiwan FDA within five years from the date of this Agreement; or

(f) if OptMed becomes insolvent or files, or has filed against it, a petition for voluntary or involuntary bankruptcy or under any other insolvency Law, makes or seeks to make a general assignment for the benefit of its creditors or applies for, or consents to, the appointment of a trustee, receiver, or custodian for a substantial part of its property, or is generally unable to pay its debts as they become due.

Any termination under this Section 7.03 is effective on Notice from Synecoun or any later date set out in the Notice.

Section 7.05 Effect of Expiration or Termination.

(a) The Term's expiration or earlier termination does not affect any rights or obligations that expressly survive the termination or expiration of this Agreement. For the avoidance of doubt, all payment obligations for the purchase of Products by Synecoun prior to the termination or expiration of this Agreement shall continue in full force and effect.

(b) The termination of this Agreement automatically operates as a cancellation of any deliveries of Products to Synecoun that are scheduled to be made after the effective date of termination, whether or not any orders for the Products had been accepted by OptMed. Regarding any Products that are still in transit on termination of this Agreement, OptMed may require, in its sole and absolute discretion, that all sales and deliveries of the Products be made on either a cash-only or certified check basis. In this case, Synecoun would be paying the balance after all pre-payments for accepted orders.

(c) Subject to Section 6.07, on the expiration or termination of this Agreement, Synecoun shall promptly:

(i) cease to represent itself as OptMed's authorized distributor regarding the Products, and shall otherwise desist from all conduct or representations that might lead the public to believe that Synecoun is authorized by OptMed to sell the Products;

(ii) return to OptMed or destroy, as OptMed shall request, all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on OptMed's Confidential Information;

(iii) permanently erase all of OptMed's Confidential Information from its computer systems, except for copies that are maintained as archive copies on its disaster

recovery backup systems, its information technology backup systems, or both; provided, however, the Synecoun shall destroy any such copies on the normal expiration of its backup files and such Confidential Information shall continue to be subject to the confidentiality provisions of this Agreement; and

(iv) certify in writing to OptMed that it has complied with the requirements of this Section 7.05(c).

(d) In the event that prior to the expiration of the Initial Term, OptMed makes this Agreement non-exclusive pursuant to Section 7.02 or 7.03 or terminates this Agreement pursuant Section 8.02, OptMed shall pay Synecoun a Non-Exclusivity Payment (the "Non-Exclusivity Payment") computed as follows:

(i) if the termination occurs after the approval by the CFDA or Taiwan FDA and before the end of the second Purchase Year, the Non-Exclusivity Payment shall be RMB 25,000,000 with clinical trials or RMB 12,500,000 without clinical trials.;

(ii) if the termination occurs after the second Purchase Year and before the third Purchase Year, the Non-Exclusivity Payment shall be RMB 21,000,000 with clinical trials or RMB 10,500,000 without clinical trials. ;

(iii) if the termination occurs after the third Purchase Year and before the fourth Purchase Year, the Non-Exclusivity Payment shall be RMB 19,000,000 with clinical trials or RMB 9,500,000 without clinical trials.

(iv) if the termination occurs after the fourth Purchase Year and before the fifth Purchase Year, the Non-Exclusivity Payment shall be RMB 12,000,000 with clinical trials or RMB 6,00,000 without clinical trials

(v) if the termination occurs after the fifth Purchase Year and before the sixth Purchase Year, the Non-Exclusivity Payment shall RMB 10,000,000 with clinical trials or RMB 5,00,000 without clinical trials

(vi) if the termination occurs before Preclinical Testing in either the People's Republic of China or Taiwan or if this Agreement is terminated by Synecoun there is no Non-Exclusivity Payment;

(vii) if the termination occurs after Preclinical Testing and before commencement of Clinical Trials, the Non-Exclusivity Payment shall be equal to the lesser of (A) RMB 2,000,000 or (B) the actual documented out-of-pocket costs incurred by Synecoun in connection with the Preclinical Testing; and

(viii) if the termination occurs after commencement of Clinical Trials and before receipt of either CFDA or Taiwan FDA approval, the Non-Exclusivity Payment shall be equal to RMB 20,000,000 with clinical trials or RMB 10,000,000 without clinical trials

ARTICLE VIII
INFRINGEMENT

Section 8.01 Defense by OptMed. OptMed will defend, at its expense, any Action (or portion thereof) brought against Synecoun and/or any of its directors, officers, employees, representatives and agents (collectively, the "**Synecoun Indemnified Parties**") based solely on an Indemnification Claim. OptMed will indemnify and hold harmless the Synecoun Indemnified Parties from and against any loss, liability, damages, expense, including reasonable attorneys' fees (collectively, "**Losses**") which are awarded by a judgment or court order, final beyond right of review, all time for appeal having elapsed, against Synecoun in such Action which are directly attributable to such an Indemnification Claim. OptMed shall have the sole right to control the defense of the action and to compromise or settle any claim as long as such settlement does not impose any liability or damages (including, without limitation, damages to their reputation) upon Synecoun; otherwise Synecoun's written consent shall also be required which shall not be unreasonably withheld or delayed. In the event that a claim is made which asserts claims in addition to an Indemnification Claim, OptMed's obligations shall be limited to the Indemnification Claim, subject to Section 8.03.

Section 8.02 Concerning the Products. If an Indemnification Claim is made against Synecoun, Synecoun shall promptly notify OptMed in reasonable detail, and OptMed shall have the right, in its discretion and at its sole cost and expense, either to (i) make such modifications so that the infringing Product is not infringing or (ii) obtain for Synecoun and the End Users the right to continue to use the Product, as provided, or, if OptMed cannot comply with either clause (i) or (ii) of this Section 8.02, terminate this Agreement, upon repayment to Synecoun of the Purchase Price of the Product.

Section 8.03 Exclusions. The provisions of Section 8.01 of this Agreement shall not apply:

(a) if Synecoun, any End User or any other Person shall have modified or caused the modification of the Product without the prior written approval of OptMed, or

(b) if the Indemnification Claim relates to an infringement or alleged infringement by Synecoun in the manufacture or production or assembly of the Products pursuant to Section 4.06(f), in which event Synecoun shall indemnify and hold harmless OptMed and/or any of its directors, officers, employees, representatives and agents ("**OptMed Indemnified Parties**") against Losses incurred by the OptMed Indemnified Parties, in the manner provided in Section 8.01 with the Parties being reversed.

Section 8.04 Assistance. The Party not assuming the defense of any such claim shall render all reasonable assistance to the Party assuming such defense, and all out-of-pocket costs of such assistance shall be borne solely by the indemnifying Party, except that the indemnified Party's overhead, including its cost of labor and compensation, shall not be treated as an out-of-pocket cost.

Section 8.05 Notice of Infringement.

(a) In the event that Synecoun shall receive notice of any claimed infringement on the Proprietary Rights of any other person or in the event that an action is commenced against Synecoun alleging an Infringement Claim, Synecoun shall give prompt

notice thereof to OptMed, and OptMed shall defend the action as provided in Section 8.01 of this Agreement, subject to Section 8.03 of this Agreement.

(b) If Synecoun shall become aware of an infringement by any person on OptMed's Intellectual Property, Synecoun shall promptly advise OptMed, and OptMed shall take such action, if any, against the alleged infringing party, as OptMed, in its sole and absolute discretion, deems appropriate. OptMed shall pay all costs in prosecuting such claim and shall be entitled to any awards which are granted or negotiated.

Section 8.06 Limitation. This ARTICLE VIII SETS FORTH THE ENTIRE LIABILITY AND OBLIGATION OF THE PARTIES FOR ANY LOSSES COVERED BY ARTICLE VIII.

ARTICLE IX
CONFIDENTIALITY

Section 9.01 Protection of Confidential Information. From time to time during the Term, each Party (a "Disclosing Party") may disclose or make available Confidential Information to the other Party (a "Receiving Party"). The Receiving Party (a) shall treat as confidential all Confidential Information provided by the Disclosing Party, (b) shall not use such Confidential Information except as expressly permitted under this Agreement or otherwise authorized in writing by the Disclosing Party, (c) shall implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of such Confidential Information by its Representatives, (d) shall require its Representatives to hold Confidential Information as required by this Section 9.01, and (e) shall not disclose such Confidential Information to any third party except as may be expressly allowed under this Agreement. Without limiting the foregoing, the Receiving Party shall use at least the same procedures and the highest degree of care to prevent the disclosure of Confidential Information as it uses to prevent the disclosure of its own confidential information of like importance, and shall in any event use no less than reasonable procedures and a reasonable degree of care. The Receiving Party shall be responsible for any breach of this Article IX by any of its Representatives. The restrictions set forth in this Section 9.01 will remain in effect for three years after termination or expiration of this Agreement.

Section 9.02 Exclusions. Confidential Information shall not include information that, at the time of disclosure the Receiving Party can establish by documentary evidence:

(a) was or became generally known to and available for use by the public other than as a result of disclosure by the Receiving Party in violation of this Agreement, or

(b) was independently developed by the Receiving Party without reference to any of the Disclosing Party's Confidential Information, or

(c) was disclosed to the Receiving Party by a person who the Receiving Party reasonably believed, after due inquiry, either (i) was not under an obligation of confidentiality to the Disclosing Party or (ii) did not, directly or indirectly, acquire or obtain such information or material from a person who was under an obligation of confidentiality to the Disclosing Party.

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Section 9.03 Equitable Relief. Each Party, as a Receiving Party, agrees that any violation or threatened violation of any of the provisions of this Article IX, and Synecoun agrees as to any violation of Article VI, shall cause immediate and irreparable harm to the Disclosing Party. In the event of any breach or threatened breach of such provisions, the Receiving Party consents to the entry of preliminary and permanent injunctions by a court of competent jurisdiction prohibiting the Receiving Party, or Synecoun with respect to Article VI, from any violation or threatened violation of such provisions and compelling Receiving Party to comply with such provisions. This Section 9.03 shall not affect or limit, and the injunctive relief provided in this Section 9.03 shall be in addition to, any other remedies available to the Disclosing at law or in equity for any such violation.

ARTICLE X
REPRESENTATIONS AND WARRANTIES

Section 10.01 Synecoun's Representations and Warranties. Synecoun represents and warrants to OptMed that:

(a) it has the right to enter into this Agreement and to perform its obligations under this Agreement;

(b) it holds all business licenses and other authorizations necessary to enable it to perform its obligations pursuant to this Agreement;

(c) the execution of this Agreement by its Representative whose signature is set out at the end hereof has been duly authorized by all necessary corporate action of Synecoun;

(d) the execution, delivery and performance of this Agreement does not conflict with, violate or breach any agreement to which Synecoun is a party; and

(e) this Agreement constitutes the legal, valid, and binding obligation of Synecoun, enforceable against Synecoun in accordance with its terms, except as enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws of general application affecting the enforcement of creditors' rights and remedies in the nature of equitable relief are in the discretion of the court.

Section 10.02 OptMed's Representations and Warranties. OptMed represents and warrants to Synecoun that:

(a) it has the right to enter into this Agreement and to perform its obligations under this Agreement;

(b) the execution of this Agreement by its Representative whose signature is set out at the end hereof has been duly authorized by all necessary corporate action of OptMed;

(c) the execution, delivery and performance of this Agreement does not conflict with, violate or breach any agreement to which OptMed is a party; and

(d) this Agreement constitutes the legal, valid, and binding obligation of OptMed, enforceable against OptMed in accordance with its terms, except as enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws of general application affecting the enforcement of creditors' rights and remedies in the nature of equitable relief are in the discretion of the court.

ARTICLE XI
Product Warranty

Section 11.01 Limited Warranty.

(a) OptMed warrants that, under normal and intended use, the Product shall (i) be free from defects in material and workmanship, (ii) be manufactured in accordance with Good Manufacturing Practices, and (iii) substantially conform to the Specifications and any other specifications then generally provided by OptMed to the public in its product literature for a period of one (1) year from the date of delivery of the Product to the End User but in no event longer than a period of two (2) years from the date of delivery of the Product to Synecoun. This limited warranty shall be for the benefit of Synecoun and any End User purchasing from Synecoun. Synecoun must notify OptMed in writing of any patent defects in Products within ninety (90) days after delivery of a shipment of the Products and of latent defects in Products within one hundred eighty (180) days after delivery of a shipment of the Products.

(b) OptMed's obligations with respect to any Nonconforming Product shall be limited to replacement of the Nonconforming Product with Products which conform with the Specifications.

(c) THIS SECTION 11.01 SETS FORTH OPTMED'S SOLE WARRANTY RELATING TO THE PRODUCTS.

Section 11.02 Disputes Concerning Nonconforming Products. In the event of a conflict regarding any claim that Products are Nonconforming Products that the Parties are unable to resolve, a sample of such Products, together with mutually agreed upon questions, shall be submitted by OptMed to an independent laboratory reasonably acceptable to both Parties for testing against the Specifications. The test results obtained by such laboratory shall be final and binding upon the Parties and the fees and expenses of such laboratory testing shall be borne entirely by the Party against whom such laboratory's findings are made. In the event that the test results indicate that the Products in question do not conform to the Specifications, OptMed shall replace such Products with conforming Products, at no additional cost to Synecoun within thirty (30) days after receipt of such results, provided that OptMed has sufficient conforming Products in its inventory to do so. If sufficient conforming Products are not available, then OptMed shall use its commercially reasonable efforts to replace the non-conforming Products with conforming Products, at no additional cost to Synecoun, as soon as reasonably practicable, but in no event shall the replacement time exceed ninety (90) days. If the failure to replace Products results in no Product on the market for more than six weeks then it will result in the cancellation of the minimum purchase requirements for that Purchase Year. In addition, OptMed will compensate Synecoun for 50% of the net profits lost by Synecoun beyond the initial six week period pro-

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rated for that Purchase Year. **Warranty Limitations.** The OptMed Limited Warranty do not apply where the Product:

(a) has been subjected to abuse, misuse, neglect, negligence, accident, improper storage, improper handling, abnormal physical stress, abnormal environmental conditions, or use contrary to any instructions issued by OptMed;

(b) are used subsequent to the "use by" date set forth on the Products when delivered to Synecoun.

(c) has been assembled by Synecoun in a manner other than as approved by OptMed pursuant to Section 4.06(f).

Section 11.03 Availability of Information. During the Term OptMed shall provide any information and support in the Territory that may be reasonably requested by Synecoun regarding the marketing, advertising, promotion, and sale of Products;

Section 11.04 Regulatory Inquiries. Each Party shall keep the other informed of any formal or informal inquiry by any regulatory agency of any state, United States or foreign government or supranational authority relating to Products sold hereunder.

Section 11.05 WARRANTIES DISCLAIMER; NON-RELIANCE. EXCEPT FOR THE LIMITED EXPRESS WARRANTIES DESCRIBED IN SECTION 11.01 AND EXCEPT AS PROVIDED IN ARTICLE VIII, (A) NEITHER OPTMED NOR ANY PERSON ON OPTMED'S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, INCLUDING ANY WARRANTIES OF: (i) MERCHANTABILITYOR (ii) FITNESS FOR A PARTICULAR PURPOSE; PERFORMANCE OF GOODS TO STANDARDS SPECIFIC TO THE COUNTRY OF IMPORT, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) SYNECOUN ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY MADE BY OPTMED, OR ANY OTHER PERSON ON SELLER'S BEHALF, EXCEPT AS SPECIFICALLY DESCRIBED IN SECTION 11.01 OF THIS AGREEMENT.

ARTICLE XII
LIMITATION OF LIABILITY

Section 12.01 NO LIABILITY FOR CONSEQUENTIAL OR INDIRECT DAMAGES. IN NO EVENT IS EITHER PARTY OR ITS REPRESENTATIVES LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES, OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF: (A) WHETHER THE DAMAGES WERE FORESEEABLE; (B) WHETHER OR NOT THE BREACHING PARTY WAS ADVISED OF THE POSSIBILITY OF THE DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) ON WHICH THE CLAIM IS

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BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

Section 12.02 MAXIMUM LIABILITY FOR DAMAGES. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, IN NO EVENT SHALL OPTMED'S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED THE TOTAL OF THE AMOUNTS PAID AND AMOUNTS ACCRUED BUT NOT YET PAID TO OPTMED UNDER THIS AGREEMENT DURING THE PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM. THE FOREGOING LIMITATIONS APPLY EVEN IF SYNECOUN'S REMEDIES UNDER THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

ARTICLE XIII
MISCELLANEOUS

Section 13.01 Entire Agreement. This Agreement, including the exhibits hereto which constitute an integral part of this Agreement, sets forth the entire agreement and understanding between the Parties and supersedes all prior or contemporaneous written or oral agreements, promises, representations, understandings, letters of intent and negotiations, between the Parties with respect to the subject matter of this Agreement. This Agreement may not be modified or amended, nor may any right be waived, except by a written instrument which expressly refers to this Agreement, states that it is a modification or amendment of this Agreement or a waiver and is signed by authorized officers of both Parties to this Agreement in the case of an amendment or modification, or, in the case of waiver, by the Party granting the waiver. No course of conduct or dealing or trade usage or custom and no course of performance shall be relied on or referred to by any Party to contradict, explain or supplement any provision of this Agreement, it being acknowledged by the Parties to this Agreement that this Agreement is intended to be, and is, the complete and exclusive statement of the agreement with respect to its subject matter, subject to the Additional Agreements. Any waiver shall be limited to the express terms thereof and shall not be construed as a waiver of any other provisions or the same provisions at any other time or under any other circumstances. No delay or failure by either Party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other rights.

Section 13.02 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and assigns. Notwithstanding the foregoing, neither Party hereto shall have the right to assign any of its rights or obligations under this Agreement without the prior written consent of the other Party, except that OptMed shall have the right to assign its right to receive payments pursuant to this Agreement.

Section 13.03 Further Assurances. Each Party shall, without payment of any additional consideration by any other Party, at any time on or after the execution of this Agreement take such further action and execute such other and further documents and instruments as the other Party may reasonably request in order to provide the other Party with the benefits of this Agreement.

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Section 13.04 Independent Contractors. The Parties to this Agreement are independent contractors and nothing in this Agreement shall be deemed or constructed as creating a joint venture, partnership, agency relationship, franchise, or business opportunity between OptMed and Synecoun. Neither Party, by virtue of this Agreement, will have any right, power, or authority to act or create an obligation, express or implied, on behalf of the other Party. Each Party assumes responsibility for the actions of its personnel under this Agreement and will be solely responsible for their supervision, daily direction and control, wage rates, withholding income taxes, disability benefits, or the manner and means through which the work under this Agreement will be accomplished.

Section 13.05 Notices. Any notice ("**Notice**") provided for in this Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier, mail or messenger against receipt thereof or sent by registered or certified mail, return receipt requested, or by facsimile transmission, email or similar means of communication if receipt is confirmed. Notices shall be deemed to have been received on the date of delivery or attempted personal delivery if sent by registered or certified mail, by messenger or by an overnight courier services which provides evidence of delivery or attempted delivery, of if sent by telecopier or e-mail, upon the date of receipt provided that receipt is acknowledge by the recipient. Notices shall be sent to the Parties at the address set forth on the signature page of this Agreement to the attention of the person who executed this Agreement on behalf of such party. Any party may, by like notice, change the address, person, telecopier number or e-mail to which notice shall be sent.

Section 13.06 Interpretation. For purposes of this Agreement: (a) the words "include," "includes," and "including" are deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; (c) the words "herein," "hereof," "hereby," "hereto," and "hereunder" refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (e) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, exhibits, schedules, attachments, and appendices mean the sections of, and exhibits, schedules, attachments, and appendices attached to, this Agreement; (y) to an agreement, instrument, or other document means the agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means the statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, attachments, and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set out verbatim herein.

Section 13.07 Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

Section 13.08 Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable by a court of competent jurisdiction, final beyond right of review, all time for appeal having expired, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way and the invalid, illegal or

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unenforceable provision shall be reformed by such court to best approximate the original intent of the Parties in a manner consistent with applicable law.

Section 13.09 Cumulative Remedies. Unless otherwise expressly provided in this Agreement, all rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or later be available at law, in equity, by statute, in any other agreement between the Parties or otherwise.

Section 13.10 Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.

Section 13.11 No Third-Party Beneficiaries. This Agreement benefits solely the Parties to this Agreement and their respective permitted successors and permitted assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 13.12 Choice of Law; Forum. Except as otherwise expressly provided in this Agreement, this Agreement and the rights of the Parties shall be governed and construed in accordance with the internal laws of the Hong Kong applicable to agreements executed and to be performed wholly within Hong Kong, without regard to any principles of conflicts of law. Each of the parties hereby (i) irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement may be brought in the federal or state courts located in Hong Kong, (ii) by execution and delivery of this Agreement, irrevocably submits to and accepts the jurisdiction of said courts, (iii) waives any defense that such court is not a convenient forum, and (iv) consent that any service of process may be made (x) in the manner set forth in Section 13.04 of this Agreement (other than by telecopier or e-mail), or (y) by any other method of service permitted by law.

Section 13.13 WAIVER OF TRIAL BY JURY. EACH PARTY IRREVOCABLY WAIVE THE RIGHT TO A TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

Section 13.14 Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement.

Section 13.15 Execution; Delivery.

(a) A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(b) If less than a complete copy of this Agreement is delivered to by either Party to the other Party, the other Party and its advisors (including legal counsel) are entitled to assume that the transmitting Party accepts and agrees, and the receiving Party shall be deemed to have accepted and agreed, to all of the terms and conditions of the pages not delivered unaltered.

Section 13.16 Force Majeure. If the performance of this Agreement or any obligations hereunder, other than the payment of money, is prevented, restricted or interfered with by reason of fire or other casualty or accident, strikes or labor disputes, war or other violence, terrorism, any law, order, proclamation, national emergency, ordinance, demand or requirement of any Governmental Authority agency, or any other act or condition beyond the control of the Parties hereto, the Party so affected, upon giving prompt notice to the other Party shall be excused from such performance (other than the obligation to pay money) during such prevention, restriction or interference.

Section 13.17 No Public Announcements. Unless expressly permitted under this Agreement, neither Party shall make any statement (whether oral or in writing) in any press release, external advertising, marketing, or promotion materials regarding this Agreement or the business of the other Party unless it has received the express written consent of the other Party.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first aforesaid.

Address, email and telecopier	Signature
G50, the Fourth Workshop China Medical City Taizhou, Jiangsu, China Email: ruiping.dong88@gmail.com Telecopier:	JIANGSU SYNECOUN MEDICAL TECHNOLOGY CO., LTD. By:____________ Name: RuiPing Dong, MD and PhD Title: CEO
OptMed, Inc. 745 Fifth Avenue; Suite 500 New York, New York 10151 Email: eb4mail@gmail.com Telecopier:	OPTMED, INC. By:____________ Name: Ervin Braun, DMD Title: CEO

[Signature page of Distribution and Supply Agreement dated May , 2017between OptMed, Inc. and Jiangsu Synecoun Medical Technology Co., Ltd.]

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EXHIBIT A

SPECIFICATIONS

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